Exhibit 10.2
                                                                    ------------

                  AMENDMENT NO. 3, dated as of August 8, 2002 (the "Amendment") to the EMPLOYMENT AGREEMENT dated as of August 16, 2001 (as previously amended, the "Agreement"), between OPTIMARK HOLDINGS, INC., a Delaware corporation (the "Company"), and ROBERT J. WARSHAW, an individual (the "Executive"). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement. All references below to "Sections" are to the corresponding Sections of the Agreement.

         Whereas the Executive has been serving as the interim Chief Executive Officer of The Ashton Technology Group, Inc. ("Ashton") at the request of the Company; and

         Whereas, the Company and the Executive desire to amend the Agreement in accordance with the terms hereof to reflect their understanding concerning the Executive's service at Ashton.

         Accordingly, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are mutually acknowledged, the Company and the Executive agree to amend the Agreement as follows:

                  SECTION 1.01. Amendment to Section 2. Section 2 of the Agreement is hereby amended by adding the following sentences at the end thereof:

                  "The Company and the Executive agree that the Term of Employment is hereby extended for an additional one-year period ending on August 13, 2003. The Executive's Base Salary shall remain at $250,000, and the annual incentive award described in Section 5(a) shall continue, during such period."

                  SECTION 1.02. Amendment to Section 3. The following new paragraphs (c) and (d) are hereby added to the end of Section 3 of the
Agreement:

                  "(c) The Executive shall continue to serve as interim Chief Executive Officer of Ashton until December 31, 2002, or if earlier, until Ashton employs a permanent Chief Executive Officer. The Executive shall also continue to serve as a member of the board of directors of Ashton and such other companies as the Company and the Executive mutually agree upon. The Executive may be compensated for his duties as a member of the board of directors of Ashton (after he ceases to serve as Chief Executive Officer) and of any other companies at which he is not employed.

                  (d) A portion of the Executive's compensation, including, without limitation, the Base Salary and any incentive awards, may be paid by Ashton. The amount payable by the Company as Base Salary and annual incentive awards hereunder shall be reduced by the amount of any cash payments received by the Executive from Ashton on or before December 31, 2002;


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                  provided, however, that the Company shall continue to be
         liable for all amounts due under this Agreement to the extent they are not so paid by Ashton. In no event shall the total compensation paid to the Executive by the Company and Ashton be less than the amounts due to the Executive under this Agreement."

                  SECTION 1.03. Amendment to Section 5. The following paragraphs
(c) and (d) are hereby added to the end of Section 5 of the Agreement:

                  "(c) The Company shall pay the Executive a cash bonus of $45,000 promptly following the execution of this Agreement.

                  (d) The Company shall pay the Executive a cash bonus of $80,000 upon the employment of a full time Chief Executive Officer by Ashton or upon Ashton's termination of the Executive's employment as Ashton's Chief Executive Officer."

                  SECTION 1.04. Amendment to Section 9(d)(ii). Section 9(d)(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:

                           "a severance payment equal to the sum of one year's
                  Base Salary, which is payable in installments in accordance with the Company's regular payroll practices; provided, however, that if the Executive's employment hereunder is terminated within six months after the date the Executive receives the bonus described in Section 5(d), he shall instead receive a prompt lump-sum severance payment equal to $125,000;"

                  SECTION 1.05. Amendment to Section 9(d)(iii). Section 9(d)(iii) of the Agreement is hereby amended and restated in its entirety to read as follows:

                           "accelerated vesting of any option tranche that would
                  otherwise have vested within one year of the Termination Date; provided, however, that no less than 75% of the original options granted pursuant to Section 6 of this Agreement shall become vested as of the Termination Date; and the ability to exercise any vested options until the earliest of (i) three years from the Termination Date; (ii) ninety days following the date of the Company's underwritten public offering or a Change in Control in which holders of the Company's Series F Preferred Stock (including the Executive if he elects to exercise options on Series F Preferred Stock) will receive consideration, but in no event less than 90 days from the Termination Date; or (iii) the maximum stated term of the option;"


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                  SECTION 1.06. Amendment to Section 9(f). Section 9(f) of the
Agreement is hereby amended and restated in its entirety to read as follows:

                  "(f) Expiration of the Term of Employment. In the event that the Executive's employment terminates because the Company has delivered notice not to renew this Agreement in accordance with Section 2 or because the Executive has delivered notice not to renew this Agreement under the circumstances set forth in the proviso at the end of Section 4, then the Executive shall be entitled to:

                           (i) the Standard Benefits;

                           (ii) accelerated vesting of any option tranche that
                  would otherwise have vested within one year of the Termination Date; provided, however, that no less than 75% of the original options granted pursuant to Section 6 of this Agreement shall become vested as of the Termination Date; and the ability to exercise any vested options until the earliest of (i) three years from the Termination Date; (ii) ninety days following the date of the Company's underwritten public offering or a Change in Control in which holders of the Company's Series F Preferred Stock (including the Executive if he elects to exercise options on Series F Preferred Stock) will receive consideration, but in no event less than 90 days from the Termination Date; or (iii) the maximum stated term of the option; and

                           (iii) a severance payment equal to the sum of one
                  year's Base Salary, which is payable in installments in accordance with the Company's regular payroll practices."

                  SECTION 1.07. Addition of Section 11(d). The following new paragraph (d) is hereby added to the end of Section 11:

                  "(d) The Company agrees that, to the extent that the Executive is not indemnified by Ashton, the indemnification provided by this
         Section 11 shall apply to any Proceedings or Claims arising out of the Executive's service as a director, officer, employee, agent, manager, consultant or representative of Ashton."

                  SECTION 2.01. Effect of Amendment. Except as specifically amended hereby, all of the agreements, terms and provisions of the Agreement remain unchanged and are hereby ratified and confirmed. All references in any other documents to the Agreement shall be deemed to refer to the Agreement as amended hereby.

                   SECTION 2.02. Reimbursement of Legal Expenses. The Company shall promptly reimburse the Executive for any and all expenses (including, without


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limitation,  attorney's  fees and other  charges  of  counsel)  incurred  by the
Executive  in  connection  with  the  negotiation  and   documentation  of  this
Amendment.

                  SECTION 2.03. Governing Law. This Amendment shall be governed, construed, performed and enforced in accordance with the laws of the State of New York, without reference to principles of conflicts of laws, his employment agreement with Ashton and any related maters.

                  SECTION 2.04. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.


                  OPTIMARK HOLDINGS, INC.


                  By: /s/ Matthew Morgan
                     ----------------------
                     Name:      Matthew Morgan
                     Title:     Secretary




                     /s/ Robert J. Warshaw
                     ---------------------
                     Robert J. Warshaw